Exhibit 5.1

Mark E. Crone Managing Partner mcrone@cronelawgroup.com

July 3, 2024

Datasea Inc.

20th floor, Tower B, Guorui Plaza

1 Ronghua South Road Technological

Development Zone

Beijing, People’s Republic of China 100176

Ladies and Gentlemen:

We have acted as U.S. securities counsel in connection with the issuance and sale of (i) 179,400 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Datasea Inc. (the “Company”) at a price of $3.25 per share, and (ii) pre-funded warrants to purchase up to 512,908 shares of Common Stock (the “Warrant Shares”) at a price of $3.24 per share with an exercise price of $0.01 per share (the “Pre-Funded Warrants”) pursuant to that certain Securities Purchase Agreement, dated as of July 2, 2024 (the “Purchase Agreement”), entered into between the Company and the Purchaser, with EF Hutton LLC (“EF Hutton”) serving as placement agent pursuant to a Placement Agency Agreement dated July __, 2024 by and between the Company and EF Hutton (the “Placement Agency Agreement” and together with the Purchase Agreement the “Transaction Documents”). The Shares, Pre-Funded Warrants and Warrant Shares are collectively referred to herein as the “Securities.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering that opinion, we have examined (i) the registration statement on Form S-3 (File No. 333-272889), filed by the Company with the Securities and exchange Commission (the “Commission”) on June 23, 2023, declared effective by the Commission on July 21, 2023 (the “Registration Statement”), (ii) the prospectus supplement filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”) together with the base supplement dated September 12, 2023 (iii) the Transaction Documents, (iv) the form of Pre-Funded Warrant, (v) the Company’s Articles of Incorporation, as amended through the date hereof, (vi) the Company’s Amended and Restated Bylaws; and (vii) the corporate action of the Company’s Board of Directors (the “Resolutions”) which provide for the issuance of the Securities, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (i) through (vii) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. We have further assumed the legal capacity of natural persons, and we have assumed that the Transaction Documents are each enforceable against each of the respective parties thereto. We have not verified any of those assumptions.

420 Lexington Avenue, Suite 2446, New York, NY 10170 | 646-861-7891

12121 Wilshire Blvd., Suite 810, Los Angeles, CA 90025 | 818-930-5686

Datasea Inc.

July 3, 2024

Our opinions set forth below in numbered paragraph 1, the first sentence of numbered paragraph 2 and numbered paragraph 3 are limited to the Nevada Revised Statutes (the “NRS”), including reported judicial decisions interpreting the NRS. Our opinion set forth below in the second sentence of numbered paragraph 2 is limited to the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that:

1.	The Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement and pursuant to the Transaction Documents and the Resolutions, will be validly issued, fully paid, and nonassessable.

2.	The Pre-Funded Warrants have been duly authorized for issuance by the Company. The Pre-Funded Warrants, when issued, delivered and paid for as described in the Prospectus Supplement and pursuant to the Transaction Documents in the form prescribed by the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally.

3.	The issuance of the Warrant Shares has been duly authorized and, when issued and delivered by the Company against payment therefor, upon the exercise of the Pre-Funded Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 3, 2024 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ The Crone Law Group P.C.
The Crone Law Group P.C.